EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq:UTMD) reports changes in measures of financial performance for First Quarter (1Q) 2007 compared to 1Q 2006, as follows:

Sales	n/c
Gross Profits	( 2%)
Operating Profits	+2%
Earnings before Taxes (EBT)	( 2%)
Net Income	( 4%)
Earnings per Share (EPS)	( 3%)

Compared to 1Q 2006, 1Q 2007 gross profits declined 2% even though overall sales were slightly higher because of a mix shift in distribution channels. International sales at wholesale prices were up 20%, while domestic sales at retail prices were down 5%. Operating profits were up 2% because operating expenses were $130,000 lower as a result of lower litigation expenses and lower sales expenses when selling through international distributors. Also, option compensation expense included in G&A expenses in 1Q 2007 was $19,137 compared to $42,906 in 1Q 2006.

1Q 2007 EBT were 2% lower because UTMD realized $212,000 in capital gains when liquidating investment holdings in 1Q 2006, which did not recur in 1Q 2007. Net income was 4% lower because of the lower EBT together with a higher income tax provision rate, 35.0% in 1Q 2007 compared to 33.2% in 1Q 2006. The increased tax rate resulted primarily from IRS discontinuance of the ETI deduction (extraterritorial income exclusion). EPS declined less than net income because diluted shares used to calculate EPS declined from 4,069,630 in 1Q 2006 to 4,015,955 in 1Q 2007 as a result of continuing share repurchases.

In 1Q 2007, UTMD achieved a consolidated gross profit margin (GPM) of 55.3% and a net profit margin of 27.3%. In 1Q 2006, those respective profit margins were 56.4% and 28.7%. Although lower than the prior year, these 1Q 2007 margins remain within management’s targets.

Comparing 1Q 2007 sales to 1Q 2006 sales in product categories, gynecology/ electrosurgery product sales were up 9%, blood pressure monitoring/ components sales were up 4%, neonatal product sales were down 1%, and obstetrics product sales were down 6%. Trade shipments from UTMD Ireland were up 9% in EURO terms, but 19% in US Dollar (USD) terms because of a weaker USD. Because UTMD manufactures about 54% of its products sold overseas in Ireland, a weaker USD also contributes to the dilution of GPM.

UTMD’s balance sheet remained strong. Please note that UTMD has classified $441,000 from the (Ireland) Note Payable into Current Liabilities because this amount of principal in current USD terms is due to be repaid within the next year. Prior to December 31, 2006, the entire remaining balance of the Note was classified in Liabilities below Current Liabilities on the Balance Sheet. This reclassification reduces the Current Ratio as it was reported in prior press releases since 4Q 2005.

Compared to December 31, 2006, cash and investments increased about $0.6 million even though inventories and receivables also increased $0.7 million, which consumes operating cash. Stockholders’ Equity increased $0.7 million even though dividends and share repurchases, which reduce Stockholders’ Equity, totaled $1.4 million. The increase in 1Q 2007 accrued liabilities resulted from the fact that in the 1Q unlike other calendar quarters, estimated income tax payments are due after the end of the quarter. Also unlike 1Q 2007, in 1Q 2006 accrued income taxes from EBT were offset by a much larger than usual tax benefit resulting from option exercises. Looking forward, the Company expects accrued liabilities more consistent with prior quarters.

Financial ratios, all of which meet management objectives, follow:
1)	Current Ratio (including the current portion of Ireland loan) = 7.0
2)	Days in Receivables (based on 1Q sales activity) = 49
3)	Average Inventory Turns (based on 1Q CGS) = 4.1
4)	Year-to-Date ROE (after payment of dividends) = 12%
Year-to-Date ROE (before payment of dividends) = 21%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 74,500 in 1Q 2007 compared to 117,300 in 1Q 2006. The actual number of outstanding shares at the end of 1Q 2007 was 3,946,400 which included 1Q employee and outside director option exercises of 25,900 shares and 1Q share repurchases of 16,900. The average price paid by the Company to repurchase shares in the open market during 1Q 2007 was $32.18 including commissions. The total number of outstanding unexercised options at March 31, 2007 was about 201,500 shares at an average exercise price of $20.33/ share, including shares awarded but not vested. This compares to 280,300 option shares outstanding at the end of 1Q 2006.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, distribution limits by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2007 will be filed with the SEC by May 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):
	1Q 2007	1Q 2006	Percent Change
Net Sales	$7,118	$7,104	-
Gross Profit	3,937	4,007	(1.8%)
Operating Income	2,691	2,632	+2.2%
Income Before Tax	2,991	3,046	(1.8%)
Net Income	1,944	2,036	(4.5%)
Earnings Per Share	$0.484	$0.500	(3.2%)
Shares Outstanding (diluted)	4,016	4,070

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2007	(audited) DEC 31, 2006	(unaudited) MAR 31, 2006
Assets
Cash & Investments	$21,645	$21,049	$17,423
Accounts & Other Receivables, Net	4,279	3,746	4,825
Inventories	3,204	3,037	3,470
Other Current Assets	680	579	655
Total Current Assets	29,808	28,411	26,373
Property & Equipment, Net	8,346	8,331	8,258
Intangible Assets, Net	7,441	7,445	7,612
Total Assets	$45,595	$44,187	$42,243

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,829	$2,940	$2,848
Current Portion of Note Payable	441	441	458
Total Current Liabilities	4,270	3,381	3,306
Note Payable (excluding current portion)	4,223	4,383	4,793
Deferred Income Taxes	311	308	257
Stockholders’ Equity	36,791	36,115	33,887
Total Liabilities & Shareholders’ Equity	$45,595	$44,187	$42,243